EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in the registration statements of New Plan Realty Trust on Forms S-3 (File Nos. 33-58596, 333-15635 and 33- 60315) and on Forms S-8 (33-57946 and 33-59077) of our reports dated November 26, 1997 and April 11, 1998 on our audit of the Historical Summary of Combined Revenues and Certain Operating Expenses of certain properties acquired by New Plan Realty Trust for the year ended September 30, 1997 and October 31, 1997, which are included in this Form 8-K dated May 19, 1998.



                                               EICHLER, BERGSMAN & CO., LLP


New York, New York
May 19, 1998



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